Nucor Reports Results For Second Quarter And First Half Of 2012

CHARLOTTE, N.C., July 19, 2012 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $112.3 million, or $0.35 per diluted share, for the second quarter of 2012. By comparison, Nucor reported net earnings of $145.1 million, or $0.46 per diluted share, in the first quarter of 2012 and net earnings of $299.8 million, or $0.94 per diluted share, in the second quarter of 2011.

In the first half of 2012, Nucor reported consolidated net earnings of $257.4 million, or $0.81 per diluted share, compared with consolidated net earnings of $459.6 million, or $1.44 per diluted share, in the first half of last year.

In late June 2012, Nucor completed the acquisition of the entire equity interest in Skyline Steel LLC ("Skyline") and its subsidiaries for the purchase price of approximately $684 million including our most current working capital adjustment estimates. Our second quarter results were negatively impacted by non-cash charges of $8.5 million, or $.02 per diluted share, which were not factored into our second quarter earnings guidance that was announced prior to the acquisition. These charges include the impact of purchase accounting adjustments and the elimination of profit associated with our steel mills' sales to Skyline post-acquisition. Based on our current projections, the costs associated with inventory-related purchase accounting adjustments will conclude in November 2012. Skyline is now a wholly owned subsidiary of Nucor Corporation and will maintain its main office in Parsippany, New Jersey. It is a premier steel foundation distributor serving the U.S., Canada, Mexico and the Caribbean. Skyline distributes products to service challenging applications including marine construction, bridge and highway construction, heavy civil construction, storm protection, underground commercial parking, and environment containment projects in the infrastructure and construction industries.

The second quarter 2012 results also include a non-cash impairment charge related to our Duferdofin Nucor S.r.l. joint venture of $30.0 million, or $0.09 per diluted share. Operating performance at Duferdofin Nucor has continued well below budgeted levels through the first half of 2012. This trend, combined with the recently escalated economic and political turmoil in Europe, caused Nucor to conclude that Duferdofin Nucor had a triggering event requiring assessment for impairment in the second quarter. The impairment charge reflects the impact on our fair value model of both deeper expected losses in the near term and a slower projected recovery to historic operating performance levels.

Nucor recorded a credit to value inventories using the last-in, first-out (LIFO) method of accounting of $14.5 million ($0.03 per diluted share) in the second quarter of 2012, compared with a charge of $14.5 million ($0.03 per diluted share) in the first quarter of 2012 and a charge of $32.0 million ($0.06 per diluted share) in the second quarter of 2011. As a result, there was no LIFO charge in the first half of 2012, compared with a charge of $63.0 million ($0.12 per diluted share) in the first half of 2011.

Nucor's consolidated net sales increased 1% to $5.10 billion in the second quarter of 2012 compared with $5.07 billion in the first quarter of 2012 and decreased slightly compared with $5.11 billion in the second quarter of 2011. Average sales price per ton increased slightly from the first quarter of 2012 and decreased 6% from the second quarter of 2011. Total tons shipped to outside customers were 5,925,000 tons in the second quarter of 2012, a slight increase from the first quarter of 2012 and an increase of 6% over the second quarter of 2011. Total second quarter steel mill shipments increased 7% over the second quarter of 2011 and were down 1% from the first quarter of 2012. Second quarter downstream steel products shipments to outside customers increased 10% over the second quarter of 2011 and 19% over the first quarter of 2012.

In the first half of 2012, Nucor's consolidated net sales increased 2% to $10.18 billion, compared with $9.94 billion in last year's first half. Total tons shipped to outside customers increased 2% over the first half of 2011, while average sales price per ton was unchanged.

The average scrap and scrap substitute cost per ton used in the second quarter of 2012 was $427, a decrease of 4% from $445 in the first quarter of 2012 and a decrease of 4% from $444 in the second quarter of 2011. The average scrap and scrap substitute cost per ton used in the first half of 2012 was $436, an increase of 1% over $433 in the first half of 2011.

Overall operating rates at our steel mills in the second quarter (76%) were down from the first quarter (79%) and increased from last year's second quarter (71%). Steel mill utilization increased from 75% in the first half of 2011 to 77% in the first half of 2012.

Construction is going well on our 2,500,000-ton DRI facility in Louisiana. The majority of the equipment will arrive in 2012, and we are on schedule for completion of construction and beginning of start-up in mid-2013.

Nucor-Yamato Steel Company, a joint venture between Nucor and Yamato Kogyo Co. Ltd., has approved an estimated $115 million plan to expand the production of hot rolled sheet piling. This project is expected to be completed at Nucor's steel mill in Blytheville, Arkansas, in early 2014. The project will add several new sheet piling sections, increasing the single sheet widths by 22% and providing a lighter stronger sheet covering more area at a lower installed cost.

Our liquidity position remains strong with $2.17 billion in cash and cash equivalents, short-term investments, and restricted cash and investments and an untapped $1.5 billion revolving credit facility that matures in December 2016.

In June, Nucor's board of directors declared a cash dividend of $0.365 per share payable on August 10, 2012 to stockholders of record on June 29, 2012. This dividend is Nucor's 157th consecutive quarterly cash dividend, a record we expect to continue.

Our second quarter performance reflected a balance of mixed trends resulting from our diverse steel and steel products portfolio. Our fabricated construction products businesses (rebar fabrication, joist and decking and pre-engineered metal buildings) are generally showing improving trends and we expect the profitability that they experienced in May and June to continue in the third quarter. Our sheet mills experienced the most severe downward trend during the quarter with profitability in April 2012 that was more than double profits earned in June 2012. The negative factors impacting our steel mills include an import surge across most products that began late in 2011 and continued through the first half of 2012, undercutting seasonal pricing momentum that is normally experienced early in the year. In addition, U.S. sheet steel markets have been negatively impacted by new domestic supply that began ramping up production in 2011, while a combination of political and economic uncertainty is beginning to affect steel buyer confidence for all products. Lower scrap pricing has reduced the profitability of our scrap processing business. We believe that this weakened scrap pricing trend bottomed in early July with a pick-up in scrap export activity, but only time will tell if the early July scrap pricing was a true bottom followed by stability.

We currently expect to see a modest reduction in earnings exclusive of one–time charges for the third quarter of 2012. Continued slow domestic growth, coupled with continued or worsening global economic uncertainty may both become increasing negative factors. The construction market continues to be very challenging. The two-year $60 billion per year extension of the highway bill is good news, but far short of the $400 billion per year needed for the next five to six years to rebuild our crumbling domestic infrastructure, according to the American Society of Civil Engineers' 2009 Report Card for America's Infrastructure. Dan DiMicco, Nucor's Chairman and CEO, stated, "These are investments that must be made and will provide returns many times over during the next 50 years. They must be started now as we are years behind, and we need the millions of jobs and economic growth that are proven to come with REAL infrastructure investments."

We do see our third quarter results benefiting from lower scrap costs in transit and in inventory combined with the positive impact on steel mill customer buying patterns if scrap prices stabilize. It is worth noting several positive factors for sheet steel that should drive favorable pricing momentum by the end of the third quarter. The positive factors include recent reductions in sheet steel imports and shuttered and reduced operating rates by newer domestic market entrants. Markets such as automotive, heavy equipment, energy and general manufacturing remain improved, primarily benefiting demand for special bar quality, sheet and plate products.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; and (4) competitive pressure on sales and pricing, including competition from imports and substitute materials. These and other factors are outlined in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2011 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's second quarter results on July 19, 2012 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Six Months (26 Weeks) Ended
	June 30, 2012	July 2, 2011	Percentage Change	June 30, 2012	July 2, 2011	Percentage Change
Steel mills production	5,061	4,667	8%	10,320	9,886	4%
Steel mills total shipments	5,202	4,864	7%	10,437	10,064	4%

Sales tons to outside customers:
Steel mills	4,264	4,052	5%	8,688	8,470	3%
Joist	75	70	7%	139	137	1%
Deck	76	79	-4%	141	151	-7%
Cold finished	132	129	2%	270	263	3%
Fabricated concrete
reinforcing steel	322	275	17%	572	496	15%
Other	1,056	993	6%	2,036	2,059	-1%
	5,925	5,598	6%	11,846	11,576	2%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended

	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Net sales	$ 5,104,199	$5,107,809	$ 10,176,793	$9,941,743

Costs, expenses and other:
Cost of products sold	4,704,269	4,458,359	9,396,336	8,868,558
Marketing, administrative and other expenses	112,528	130,246	219,647	240,950
Equity in losses (earnings) of
unconsolidated affiliates	158	(1,267)	6,832	2,943
Impairment of non-current assets	30,000	-	30,000	-
Interest expense, net	41,051	43,184	82,723	85,750
	4,888,006	4,630,522	9,735,538	9,198,201
Earnings before income taxes and
noncontrolling interests	216,193	477,287	441,255	743,542
Provision for income taxes	76,626	155,709	138,276	240,842
Net earnings	139,567	321,578	302,979	502,700
Earnings attributable to
noncontrolling interests	27,268	21,805	45,576	43,086
Net earnings attributable to
Nucor stockholders	$ 112,299	$ 299,773	$ 257,403	$ 459,614

Net earnings per share:
Basic	$0.35	$0.94	$0.81	$1.45
Diluted	$0.35	$0.94	$0.81	$1.44

Average shares outstanding:
Basic	317,975	316,811	317,832	316,702
Diluted	318,040	317,022	317,910	316,948

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30, 2012	Dec. 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$ 1,111,989	$ 1,200,645
Short-term investments	569,421	1,362,641
Accounts receivable, net	1,919,465	1,710,773
Inventories, net	2,406,122	1,987,257
Other current assets	479,347	446,765

Total current assets	6,486,344	6,708,081

Property, plant and equipment, net	3,959,279	3,755,604

Restricted cash and investments	491,640	585,833

Goodwill	1,988,874	1,830,661

Other intangible assets, net	990,224	784,640

Other assets	850,205	905,531

Total assets	$ 14,766,566	$ 14,570,350

LIABILITIES
Current liabilities:
Short-term debt	$ 7,109	$ 1,826
Long-term debt due within one year	900,000	650,000
Accounts payable	1,127,471	958,645
Salaries, wages and related accruals	255,960	333,341
Accrued expenses and other current liabilities	466,748	452,247

Total current liabilities	2,757,288	2,396,059

Long-term debt due after one year	3,380,200	3,630,200

Deferred credits and other liabilities	846,519	837,511

Total liabilities	6,984,007	6,863,770

EQUITY
Nucor stockholders' equity:
Common stock	150,730	150,496
Additional paid-in capital	1,794,457	1,756,534
Retained earnings	7,135,753	7,111,566
Accumulated other comprehensive loss,
net of income taxes	(20,351)	(38,177)
Treasury stock	(1,502,425)	(1,505,534)
Total Nucor stockholders' equity	7,558,164	7,474,885

Noncontrolling interests	224,395	231,695

Total equity	7,782,559	7,706,580

Total liabilities and equity	$ 14,766,566	$ 14,570,350

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Six Months (26 Weeks) Ended

	June 30, 2012	July 2, 2011

Operating activities:
Net earnings	$ 302,979	$ 502,700
Adjustments:
Depreciation	260,968	256,059
Amortization	33,122	34,680
Stock-based compensation	37,312	31,531
Deferred income taxes	(23,144)	(22,885)
Equity in losses of unconsolidated affiliates	6,832	2,943
Impairment of non-current assets	30,000	-
Changes in assets and liabilities (exclusive of acquisitions):
Accounts receivable	(76,245)	(392,950)
Inventories	(152,494)	(661,337)
Accounts payable	42,394	245,572
Federal income taxes	3,364	136,985
Salaries, wages and related accruals	(82,991)	90,366
Other	64,389	69,058

Cash provided by operating activities	446,486	292,722

Investing activities:
Capital expenditures	(383,448)	(212,893)
Investment in and advances to affiliates	(57,771)	(49,839)
Repayment of advances to affiliates	15,000	-
Disposition of plant and equipment	21,026	18,409
Acquisitions (net of cash acquired)	(746,410)	-
Purchases of investments	(409,403)	(141,461)
Proceeds from the sale of investments	1,200,153	202,400
Proceeds from the sale of restricted investments	87,115	-
Changes in restricted cash	7,078	21,949

Cash used in investing activities	(266,660)	(161,435)

Financing activities:
Net change in short-term debt	5,234	1,357
Issuance of common stock	6,156	3,206
Excess tax benefits from stock-based compensation	3,877	(200)
Distributions to noncontrolling interests	(52,812)	(43,272)
Cash dividends	(232,766)	(230,561)
Other financing activities	670	-

Cash used in financing activities	(269,641)	(269,470)

Effect of exchange rate changes on cash	1,159	2,321

Decrease in cash and cash equivalents	(88,656)	(135,862)

Cash and cash equivalents - beginning of year	1,200,645	1,325,406

Cash and cash equivalents - end of six months	$ 1,111,989	$ 1,189,544

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208